Bright Mountain Media, Inc. Announces Agreement and Plan of Merger to Acquire Inform, Inc.

BOCA RATON, FL/June 17, 2019 — Bright Mountain Media, Inc. (OTCQB: BMTM), a digital media holding company whose primary focus is connecting brands with consumers as a full advertising services platform, announced today that on June 10, 2019, it entered into an Agreement and Plan of Merger to acquire Inform, Inc. in an all-stock transaction. It was previously announced that it entered into a non-binding Letter of Intent with Inform, Inc. dated April 25, 2019.

Based in Atlanta, Georgia, Inform, Inc. provides data-driven technology solutions for the syndication and monetization of contextually relevant, personalized premium video content. Inform seeks to solve the industry’s supply challenge for premium video by creating new video streams and impression opportunities across the most desirable online publishing destinations in the United States. Inform, Inc. has aggregated a digital audience which provides ad buyers with near certainty in reaching target demographics.

The closing of the transaction, in which we will issue a maximum of 25 million shares of our common stock for all of the Inform, Inc. securities, is scheduled to close on August 30, 2019. The closing, as previously reported, is subject to a number of conditions precedent, including satisfactory due diligence by us and the exchange of approximately $15 million of notes for shares of our common stock at $2.27 per share; the exchange of bridge note debt of approximately $1.1 million plus a premium for shares of our common stock at $2.27 per share; the closing of a $3 million financing by us directed to certain Inform, Inc. legacy shareholders with ninety percent of the proceeds being loaned to Inform, Inc. for working capital purposes; the closing of a financing of approximately $4 million by a to be determined FINRA dealer with proceeds being used for our working capital needs following the Inform, Inc. acquisition. The closing is further subject to approval of any self-regulatory association, if applicable, as well as the approval by the Inform, Inc. stockholders. Between February 2019 and June 17, 2019, we have loaned Inform an aggregate of $929,025 under the terms of 6% promissory notes, which mature on June 30, 2019. These notes are secured by the pledge of stock of Inform, Inc. by Mr. Peters.

Kip Speyer, Chairman and CEO of Bright Mountain Media, reiterated that, “Recognizing the long history of Inform, the quality of its technology and the value of its digital audience makes this acquisition, if consummated, a unique opportunity for Bright Mountain. This will represent a powerful opportunity for Bright Mountain Media to bring under one umbrella the complete Inform Video Technology and consolidate administrative and other operations.” Greg Peters, Founder and CEO of Inform, stated again that Kip and his team have identified the significant potential in our Video Value Proposition and our technology. We look forward to joining the Bright Mountain management team and believe this acquisition will help both companies accelerate our growth and accomplish our business goals.”

The closing of the acquisition is subject to conditions precedent described above and accordingly there are no assurances that the acquisition of Inform, Inc. will be consummated.

ABOUT BRIGHT MOUNTAIN MEDIA

Bright Mountain Media, Inc. (BMTM) is a digital media holding company whose primary focus is connecting brands with consumers as a full advertising services platform. Bright Mountain Media’s assets include an ad network, an ad exchange platform and 25 websites (owned and/or managed) that provide content and services.

Additional information about Bright Mountain Media can be found at: https://www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to close the proposed acquisition of Inform, Inc., any the realization of any expected benefits from such transaction if closed. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission on April 12, 2019 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

PRESS CONTACTS

Bright Mountain Media:

Maria Montiglio

+1 (561) 998-2440

maria@brightmountainmedia.com